Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) October 15, 2015

CITIGROUP REPORTS THIRD QUARTER 2015 EARNINGS PER SHARE OF $1.35;
$1.31 EXCLUDING CVA/DVA(1)

NET INCOME OF $4.3 BILLION; $4.2 BILLION EXCLUDING CVA/DVA

REVENUES OF $18.7 BILLION; $18.5 BILLION EXCLUDING CVA/DVA

NET INTEREST MARGIN OF 2.94%

RETURNED $2.1 BILLION OF CAPITAL TO COMMON SHAREHOLDERS;
REPURCHASED 36 MILLION COMMON SHARES

COMMON EQUITY TIER 1 CAPITAL RATIO OF 11.6%(2)
SUPPLEMENTARY LEVERAGE RATIO OF 6.8%(3)

BOOK VALUE PER SHARE OF $69.03
TANGIBLE BOOK VALUE PER SHARE OF $60.07(4)

CITI HOLDINGS ASSETS OF $110 BILLION DECLINED 20% FROM PRIOR YEAR PERIOD
AND REPRESENTED 6% OF TOTAL CITIGROUP ASSETS AT QUARTER END

YEAR-TO-DATE CITICORP EFFICIENCY RATIO OF 55%

YEAR-TO-DATE RETURN ON AVERAGE ASSETS OF 0.99% EXCLUDING CVA/DVA

YEAR-TO-DATE RETURN ON TANGIBLE COMMON EQUITY OF 10.0% EXCLUDING CVA/DVA

YEAR-TO-DATE UTILIZED APPROXIMATELY $2.1 BILLION OF DEFERRED TAX ASSETS

New York, October 15, 2015 — Citigroup Inc. today reported net income for the third quarter 2015 of $4.3 billion, or $1.35 per diluted share, on revenues of $18.7 billion. This compared to net income of $2.8 billion, or $0.88 per diluted share, on revenues of $19.7 billion for the third quarter 2014.

CVA/DVA was $196 million ($127 million after-tax) in the third quarter 2015, compared to negative $371 million (negative $228 million after-tax) in the prior year period. Excluding CVA/DVA, revenues were $18.5 billion, down 8% from the prior year period, and earnings were $1.31 per diluted share, up 38% from prior year earnings of $0.95 per diluted share.

Michael Corbat, Chief Executive Officer of Citigroup, said, “The quarter had more than its fair share of volatility and our results speak to the resilience of our franchise globally.  And despite revenue headwinds, we once again proved our ability to manage our risk, our expenses and our capital. We remain on track to deliver our full-year efficiency and ROA targets.  I feel good about the quality and consistency of our earnings over the course of this year, as we have continued to make solid progress against our core priorities.

“Citi Holdings was profitable again this quarter and its assets declined 20% year-over-year to $110 billion.  Consistent utilization of our deferred tax assets helped us generate $14 billion of regulatory capital. So far this year we have returned over $4 billion of that capital to our shareholders in the form of share buybacks and common stock dividends.  Our tangible book value surpassed $60 per share and our Common Equity Tier One Capital ratio increased to 11.6% on a fully-implemented basis. Challenging environments have become the norm, but the work we have done to make our firm simpler, smaller, safer and stronger has given us a resilient and sturdy platform from which to operate,” Mr. Corbat concluded.

Citigroup ($ in millions, except per share amounts)	3Q’15	2Q’15	3Q’14	QoQ%	YoY%
Citicorp	17,275	17,797	17,619	-3%	-2%
Citi Holdings	1,417	1,673	2,070	-15%	-32%
Total Revenues	$18,692	$19,470	$19,689	-4%	-5%

Adjusted Revenues(a)	$18,496	$19,158	$20,060	-3%	-8%

Expenses	$10,669	$10,928	$12,955	-2%	-18%

Net Credit Losses	1,663	1,920	2,097	-13%	-21%
Credit Reserve Build/(Release)(b)	(16)	(453)	(552)	96%	97%
Provision for Benefits and Claims	189	181	205	4%	-8%
Total Cost of Credit	$1,836	$1,648	$1,750	11%	5%

Income (Loss) from Cont. Ops. Before Taxes	$6,187	$6,894	$4,984	-10%	24%
Provision for Income Taxes	1,881	2,036	2,068	-8%	-9%
Income from Continuing Operations	$4,306	$4,858	$2,916	-11%	48%
Net income (loss) from Disc. Ops.	(10)	6	(16)	NM	38%
Non-Controlling Interest	5	18	59	-72%	-92%
Citigroup Net Income	$4,291	$4,846	$2,841	-11%	51%

Adjusted Net Income(a)	$4,164	$4,650	$3,069	-10%	36%

Common Equity Tier 1 Capital Ratio(c)	11.6%	11.4%	10.6%
Supplementary Leverage Ratio(d)	6.8%	6.7%	6.0%
Return on Average Common Equity	8.0%	9.1%	5.3%
Book Value per Share	$69.03	$68.27	$66.99	1%	3%
Tangible Book Value per Share(e)	$60.07	$59.18	$57.41	2%	5%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

(c) For additional information, please refer to Appendix D and Footnote 2.

(d) For additional information, please refer to Footnote 3.

(e) For additional information, please refer to Appendix E and Footnote 4.

Citigroup

Citigroup revenues were $18.7 billion in the third quarter 2015, a decrease of 5% from the prior year period. Excluding CVA/DVA, revenues of $18.5 billion decreased 8% from the prior year period, as Citicorp revenues decreased by 5% and Citi Holdings revenues decreased 32%. Excluding CVA/DVA and the impact of foreign exchange translation(5), Citigroup revenues decreased 2% from the prior year period, as a 1% increase in Citicorp revenues was more than offset by the decrease in Citi Holdings.

Citigroup’s net income increased 51% to $4.3 billion in the third quarter 2015 from the prior year period. Excluding CVA/DVA, net income of $4.2 billion increased 36%, primarily driven by lower operating expenses, lower net credit losses and a lower effective tax rate, partially offset by the lower revenues and a lower net loan loss reserve release. Citigroup’s effective tax rate was 30% in the current quarter, a decrease from 41% in the prior year period (excluding CVA/DVA in each period).

Citigroup’s operating expenses were $10.7 billion in the third quarter 2015, 18% lower than in the prior year period. In constant dollars, operating expenses fell 13% versus the prior year period, mainly driven by lower legal and related expenses and repositioning costs. Operating expenses in the third quarter 2015 included legal and related expenses of $376 million, compared to $1.6 billion in the prior year period, and $81 million of repositioning charges, compared to $382 million in the prior year period. Citigroup’s cost of credit in the third quarter 2015 was $1.8 billion, a 5% increase from the prior year period, as a lower net loan loss reserve release was partially offset by lower net credit losses.

Citigroup’s allowance for loan losses was $13.6 billion at quarter end, or 2.21% of total loans, compared to $16.9 billion, or 2.60% of total loans, at the end of the prior year period. Net loan loss reserve releases decreased $536 million from the prior year period to $16 million. Total non-accrual assets fell 17% from the prior year period to $6.6 billion. Consumer non-accrual loans declined 23% to $4.8 billion, while corporate non-accrual loans increased 15% to $1.6 billion, primarily reflecting downgrades in the North America energy portfolio. Overall, more than two-thirds of the loans added to Citi’s corporate nonaccrual loans in the third quarter 2015 were performing as of quarter end.

Citigroup’s loans were $622 billion as of quarter end, down 5% from the prior year period, and down 1% in constant dollars. In constant dollars, 5% growth in Citicorp loans was more than offset by continued declines in Citi Holdings, driven primarily by continued reductions in the North America mortgage portfolio and the reclassification of loans to held-for-sale in connection with previously-announced agreements to sell OneMain Financial and Citi’s retail banking and credit card businesses in Japan.

Citigroup’s deposits were $904 billion as of quarter end, down 4% from the prior year period, and were approximately unchanged in constant dollars. In constant dollars, Citicorp deposits increased 4% from the prior year period, driven by a 10% increase in Institutional Clients Group (ICG) deposits and a 2% increase in Global Consumer Banking (GCB) deposits. In constant dollars, Citi Holdings deposits declined 83%, driven by the previously disclosed reclassification of Japan retail banking deposits to other liabilities during the fourth quarter 2014, as well as the transfer of MSSB deposits to Morgan Stanley, which was completed as of the end of the second quarter 2015.

Citigroup’s book value per share was $69.03 and tangible book value per share was $60.07, each as of quarter end, representing 3% and 5% increases, respectively, compared to the prior year period. At quarter end, Citigroup’s Common Equity Tier 1 Capital ratio was 11.6%, up from 10.6% in the prior year period. Citigroup’s Supplementary Leverage Ratio for the third quarter 2015 was 6.8%, up from 6.0% in the prior year period. During the third quarter 2015, Citigroup repurchased approximately 36 million common shares and returned a total of $2.1 billion to common shareholders in the form of share repurchases and common stock dividends.

Citicorp ($ in millions)	3Q’15	2Q’15	3Q’14	QoQ%	YoY%
Global Consumer Banking	8,460	8,549	9,201	-1%	-8%
Institutional Clients Group	8,597	8,878	8,336	-3%	3%
Corporate/Other	218	370	82	-41%	NM
Total Revenues	$17,275	$17,797	$17,619	-3%	-2%

Adjusted Revenues(a)	$17,054	$17,494	$17,935	-3%	-5%

Expenses	$9,524	$9,824	$11,609	-3%	-18%

Net Credit Losses	1,445	1,662	1,692	-13%	-15%
Credit Reserve Build/(Release)(b)	212	(282)	(414)	NM	NM
Provision for Benefits and Claims	28	21	38	33%	-26%
Total Cost of Credit	$1,685	$1,401	$1,316	20%	28%

Net Income	$4,260	$4,683	$2,629	-9%	62%

Adjusted Net Income(a)	$4,117	$4,493	$2,823	-8%	46%

Adjusted Revenues(a)
North America	8,000	7,964	8,198	—	-2%
EMEA	2,520	2,667	2,826	-6%	-11%
Latin America	3,005	2,943	3,209	2%	-6%
Asia	3,311	3,550	3,620	-7%	-9%
Corporate/Other	218	370	82	-41%	NM

Adjusted Income from Continuing Ops.(a)
North America	1,931	1,955	2,093	-1%	-8%
EMEA	440	605	645	-27%	-32%
Latin America	709	685	637	4%	11%
Asia	869	1,030	1,056	-16%	-18%
Corporate/Other	183	230	(1,537)	-20%	NM

EOP Assets ($B)	1,698	1,713	1,746	-1%	-3%
EOP Loans ($B)	567	573	569	-1%	—
EOP Deposits ($B)	897	900	898	—	—

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $17.3 billion in the third quarter 2015 decreased 2% from the prior year period. CVA/DVA, reported within ICG, was $221 million in the third quarter 2015 ($143 million after-tax), compared to negative $316 million (negative $194 million after-tax) in the prior year period. Excluding CVA/DVA, revenues of $17.1 billion decreased 5% from the prior year period, with a 3% decline in ICG revenues and an 8% decrease in GCB revenues. Corporate/Other revenues were $218 million, a $136 million increase from the prior year period, primarily driven by gains on debt buybacks.

Citicorp net income was $4.3 billion, 62% higher than the prior year period. Excluding CVA/DVA, Citicorp’s net income of $4.1 billion increased 46% from the prior year period, primarily driven by lower operating expenses and a lower effective tax rate, partially offset by the lower revenues and higher cost of credit.

Citicorp operating expenses were $9.5 billion, an 18% decrease from the prior year period, driven by lower legal and related expenses and repositioning costs and the impact of foreign exchange translation. Operating expenses in the third quarter 2015 included legal and related expenses of $259 million, compared to $1.4 billion in the prior year period, and $41 million of repositioning charges, compared to $370 million in the prior year period.

Citicorp cost of credit of $1.7 billion in the third quarter 2015 increased 28% from the prior year period. Net credit losses declined 15% to $1.4 billion, but net loan loss reserve builds were $212 million, primarily driven by net loan loss reserve builds in ICG, compared to net loan loss reserve releases of $414 million in the prior year period. Citicorp’s consumer loans 90+ days delinquent decreased 21% from the prior year period to $2.1 billion, and the 90+ days delinquency ratio improved to 0.75% of loans.

Citicorp end of period loans of $567 billion were approximately unchanged from the prior year period. In constant dollars, Citicorp end of period loans grew 5% versus the prior year period, with 8% growth in corporate loans to $289 billion and 2% growth in consumer loans to $278 billion.

Global Consumer Banking ($ in millions)	3Q’15	2Q’15	3Q’14	QoQ%	YoY%
North America	4,821	4,823	4,996	—	-4%
Latin America	1,923	1,848	2,172	4%	-11%
Asia(a)	1,716	1,878	2,033	-9%	-16%
Total Revenues	$8,460	$8,549	$9,201	-1%	-8%

Expenses	$4,483	$4,618	$4,975	-3%	-10%

Net Credit Losses	1,411	1,579	1,680	-11%	-16%
Credit Reserve Build/(Release)(b)	(63)	(104)	(381)	39%	83%
Provision for Benefits and Claims	28	21	38	33%	-26%
Total Cost of Credit	$1,376	$1,496	$1,337	-8%	3%

Net Income	$1,674	$1,625	$1,885	3%	-11%

Income from Continuing Operations
North America	1,063	1,067	1,183	—	-10%
Latin America	312	225	329	39%	-5%
Asia(a)	307	338	382	-9%	-20%

(in billions of dollars)
Avg. Cards Loans	132	132	138	—	-4%
Avg. Retail Banking Loans	147	150	154	-2%	-5%
Avg. Deposits	299	302	306	-1%	-3%
Investment Sales	21	27	30	-22%	-29%
Cards Purchase Sales	91	92	91	-1%	—

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.5 billion decreased 8% from the prior year period due to a 13% decline in international GCB revenues. In constant dollars, revenues decreased 1%, driven by decreases in North America and Asia, partially offset by an increase in Latin America.

GCB net income decreased 11% from the prior year period to $1.7 billion, as the lower revenues and higher credit costs were partially offset by lower operating expenses. Operating expenses decreased 10% to $4.5 billion, and decreased 3% in constant dollars, reflecting ongoing efficiency savings and lower legal and related and repositioning expenses, partially offset by increased investment spending and regulatory and compliance costs.

North America GCB revenues of $4.8 billion decreased 4% compared to the prior year period, as lower revenues in Citi-branded cards and Citi retail services were partially offset by higher revenues in retail banking. Citi-branded cards revenues of $1.9 billion decreased 9% versus the prior year period, reflecting the continued impact of lower average loans as well as an increase in acquisition and rewards costs. Citi retail services revenues of $1.6 billion declined 2% versus the prior year period, reflecting the continued impact of lower fuel prices and higher contractual partner payments. Retail banking revenues rose 3% from the prior year period to $1.3 billion, reflecting 7% growth in average loans, 7% growth in checking deposits and improved deposit spreads, partially offset by a lower mortgage repurchase reserve release.

North America GCB net income was $1.1 billion, down 10% versus the prior year period, as the decrease in revenues and lower net loan loss reserve releases were partially offset by lower operating expenses and lower net credit losses. Operating expenses declined 6% versus the prior year period to $2.3 billion, primarily driven by ongoing efficiency savings and lower repositioning expenses, partially offset by higher investment spending in Citi-branded cards.

North America GCB credit quality continued to improve as net credit losses of $878 million decreased 14% versus the prior year period. Net credit losses improved versus the prior year period in Citi-branded cards (down 16% to $443 million) and in Citi retail services (down 12% to $401 million). The net loan loss reserve release in the third quarter 2015 was $61 million, $280 million lower than in the prior year period, as credit continued to stabilize.

International GCB revenues decreased 13% versus the prior year period to $3.6 billion. In constant dollars, revenues increased 2% versus the prior year period. Revenues in Latin America increased 11% to $1.9 billion, including a gain of approximately $180 million related to the sale of Citi’s merchant acquiring business in Mexico. Excluding this gain, revenues in Latin America were approximately unchanged, as the impact of modest loan and deposit growth was offset by continued spread compression. Revenues in Asia of $1.7 billion decreased 6%, as lower investment sales revenues as well as high payment rates and ongoing regulatory pressures in cards were partially offset by growth in lending, deposit and insurance products.

International GCB net income decreased 13% from the prior year period to $612 million. In constant dollars, net income decreased 1%, as the higher revenues were offset by higher operating expenses and higher credit costs. Operating expenses of $2.2 billion in the third quarter 2015 increased 1% (decreased 14% on a reported basis) driven by the impact of higher regulatory and compliance costs and technology investments, mostly offset by lower legal and related and repositioning expenses as well as ongoing efficiency savings. Credit costs increased 7% versus the prior year period (decreased 15% on a reported basis), as net credit losses were approximately unchanged from the prior year period (decreased 19% on a reported basis) while the net loan loss reserve release declined to $2 million from $37 million in the prior year period ($40 million on a reported basis). The net loan loss reserve release reflected a net loan loss reserve build of $62 million in Latin America, offset by a loan loss reserve release of $64 million in Asia. In constant dollars, the net credit loss rate was 1.74% of average loans in the third quarter 2015, slightly improved from 1.78% in the prior year period (1.92% on a reported basis).

Institutional Clients Group ($ in millions)	3Q’15	2Q’15	3Q’14	QoQ%	YoY%
Treasury & Trade Solutions	1,933	1,955	1,934	-1%	—
Investment Banking	937	1,283	1,249	-27%	-25%
Private Bank	715	746	664	-4%	8%
Corporate Lending(a)	403	445	444	-9%	-9%
Total Banking	3,988	4,429	4,291	-10%	-7%
Fixed Income Markets	2,577	3,062	3,064	-16%	-16%
Equity Markets	996	653	763	53%	31%
Securities Services	513	557	534	-8%	-4%
Other	(50)	(60)	(91)	17%	45%
Total Markets & Securities Services	4,036	4,212	4,270	-4%	-5%
Product Revenues(b)	$8,024	$8,641	$8,561	-7%	-6%
Gain / (loss) on Loan Hedges	352	(66)	91	NM	NM
Total Revenues ex-CVA / DVA(c)	$8,376	$8,575	$8,652	-2%	-3%
CVA / DVA	221	303	(316)	-27%	NM
Total Revenues	$8,597	$8,878	$8,336	-3%	3%

Expenses	$4,692	$4,821	$4,912	-3%	-4%

Net Credit Losses	34	83	12	-59%	NM
Credit Reserve Build/(Release)(d)	275	(178)	(33)	NM	NM
Total Cost of Credit	$309	$(95)	$(21)	NM	NM

Net Income	$2,416	$2,820	$2,301	-14%	5%

Adjusted Net Income(c)	$2,273	$2,630	$2,495	-14%	-9%

Adjusted Revenues(c)
North America	3,179	3,141	3,202	1%	-1%
EMEA	2,277	2,413	2,529	-6%	-10%
Latin America	1,082	1,095	1,037	-1%	4%
Asia	1,838	1,926	1,884	-5%	-2%

Adjusted Income from Continuing Ops.(c)
North America	868	888	910	-2%	-5%
EMEA	431	602	647	-28%	-33%
Latin America	397	460	308	-14%	29%
Asia	571	695	672	-18%	-15%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on hedges related to accrual loans.  For additional information, please refer to Footnote 6.

(b) Excludes CVA / DVA and gain / (loss) on hedges related to accrual loans.

(c) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

(d) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues increased 3% from the prior year period to $8.6 billion. Excluding the impact of CVA/DVA, revenues of $8.4 billion decreased 3% from the prior year period, with a 7% decrease in Banking revenues and a 5% decrease in Markets and Securities Services revenues, partially offset by an increase in gains on hedges related to accrual loans.

Banking revenues of $4.0 billion decreased 7% from the prior year period (excluding gain / (loss) on loan hedges in each period). Treasury and Trade Solutions (TTS) revenues of $1.9 billion were approximately unchanged versus the prior year period. In constant dollars, TTS revenues grew 7%, as continued growth in deposit balances and spreads was partially offset by lower trade revenues. Investment Banking revenues of $937 million decreased 25% versus the prior year period. Advisory revenues decreased 24% from very strong results in the prior year period to $243 million, while debt underwriting revenues decreased 17% to $525 million driven by high yield and leveraged loans, and equity underwriting decreased 43% to $169 million, reflecting lower industry-wide underwriting activity during the current quarter. Private Bank revenues increased 8% from the prior year period to $715 million, driven by strong growth in managed investments revenue, as well as higher loan and deposit balances. Corporate Lending revenues of $403 million declined 9% versus the prior year period (excluding gain / (loss) on loan hedges in each period). In constant dollars, revenues declined 4%, as growth in average loans was more than offset by the impact of lower spreads and the impact of loan sale activity.

Markets and Securities Services revenues of $4.0 billion (excluding $224 million of CVA/DVA, versus negative $310 million in the prior year period) decreased 5% from the prior year period. Fixed Income Markets revenues of $2.6 billion in the third quarter 2015 (excluding $187 million of CVA/DVA, compared to negative $306 million in the prior year period) decreased 16% from the prior year period, reflecting lower client activity levels and a less favorable trading environment. Equity Markets revenues of $996 million (excluding $37 million of CVA/DVA, compared to negative $4 million in the prior year period) increased 31% versus the prior year period. Excluding the impact of reversing $140 million of the previously disclosed valuation adjustment recognized in the second quarter 2015, Equity Markets revenues would have increased 12% from the prior year period driven by growth in derivatives. Securities Services revenues of $513 million decreased 4% versus the prior year period and increased 7% in constant dollars basis, reflecting increased activity and higher client balances.

ICG net income of $2.4 billion in the third quarter 2015 increased 5% from the prior year period. Excluding CVA/DVA, net income of $2.3 billion decreased 9% from the prior year period, as the lower revenues and higher cost of credit were partially offset by lower operating expenses. ICG operating expenses decreased 4% to $4.7 billion as higher regulatory and compliance costs were more than offset by lower compensation expense and the impact of foreign exchange translation. ICG cost of credit was $309 million, compared to negative $21 million in the prior year period, primarily reflecting net loan loss reserve builds in the current quarter, including those related to the North America energy portfolio, as referenced above.

ICG average loans grew 4% versus the prior year period to $288 billion while end of period deposits increased 6% to $595 billion. In constant dollars, average loans increased 7% versus the prior year period, while end of period deposits increased 10%.

Citi Holdings ($ in millions)	3Q’15	2Q’15	3Q’14	QoQ%	YoY%
Total Revenues	$1,417	$1,673	$2,070	-15%	-32%

Adjusted Revenues(a)	$1,442	$1,664	$2,125	-13%	-32%

Expenses	$1,145	$1,104	$1,346	4%	-15%

Net Credit Losses	218	258	405	-16%	-46%
Credit Reserve Build/(Release)(b)	(228)	(171)	(138)	-33%	-65%
Provision for Benefits and Claims	161	160	167	1%	-4%
Total Cost of Credit	$151	$247	$434	-39%	-65%

Net Income (Loss)	$31	$163	$212	-81%	-85%

Adjusted Net Income(a)	$47	$157	$246	-70%	-81%

EOP Assets ($B)	110	116	137	-5%	-20%
EOP Loans ($B)	55	59	85	-6%	-35%
EOP Deposits ($B)	7	8	45	-8%	-84%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues of $1.4 billion in the third quarter 2015 included CVA/DVA of negative $25 million, compared to negative $55 million in the prior year period. Citi Holdings revenues decreased 32% from the prior year period, mainly driven by a lower level of net gains on asset sales as well as the overall wind-down of the portfolio. As of the end of the quarter, Citi Holdings assets were $110 billion, 20% below the prior year period, and represented approximately 6% of total Citigroup assets. As of the end of the third quarter 2015, approximately $37 billion of Citi Holdings assets were under contract for sale, approximately $31 billion of which are expected to close prior to year end, subject to regulatory and other customary closing conditions.

Citi Holdings net income was $31 million, compared to net income of $212 million in the prior year period. Excluding CVA/DVA, Citi Holdings net income of $47 million declined by 81% from the prior year period, primarily reflecting the lower revenues, partially offset by lower operating expenses and a lower cost of credit. Citi Holdings operating expenses declined 15% from the prior year period to $1.1 billion, primarily driven by the ongoing decline in assets. Cost of credit of $151 million decreased 65% from the prior year period. Net credit losses declined 46% to $218 million, reflecting continued improvement in the North America mortgage portfolio as well as the impact of ongoing divestiture activity. The net loan loss reserve release increased $90 million from the prior year period to $228 million, primarily reflecting the impact of asset sales.

Citi Holdings allowance for credit losses was $3.1 billion at the end of the third quarter 2015, or 5.64% of loans, compared to $5.3 billion, or 6.29% of loans, in the prior year period. 90+ days delinquent consumer loans in Citi Holdings decreased 35% to $1.4 billion, or 2.74% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	3Q’15	2Q’15	3Q’14	3Q’15	2Q’15	3Q’14
North America
Global Consumer Banking	4,821	4,823	4,996	1,063	1,067	1,183
Institutional Clients Group	3,179	3,141	3,202	868	888	910
Total North America	$8,000	$7,964	$8,198	$1,931	$1,955	$2,093

EMEA
Global Consumer Banking	243	254	297	9	3	(2)
Institutional Clients Group	2,277	2,413	2,529	431	602	647
Total EMEA	$2,520	$2,667	$2,826	$440	$605	$645

Latin America
Global Consumer Banking	1,923	1,848	2,172	312	225	329
Institutional Clients Group	1,082	1,095	1,037	397	460	308
Total Latin America	$3,005	$2,943	$3,209	$709	$685	$637

Asia
Global Consumer Banking	1,473	1,624	1,736	298	335	384
Institutional Clients Group	1,838	1,926	1,884	571	695	672
Total Asia	$3,311	$3,550	$3,620	$869	$1,030	$1,056

Corporate/Other	$218	$370	$82	$183	$230	$(1,537)

Citicorp	$17,054	$17,494	$17,935	$4,132	$4,505	$2,894

Note:        Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 18347205.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Third Quarter 2015 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2014 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
	Kamran Mumtaz	(212) 793-7682	Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA / DVA

CVA / DVA
($ in millions)	3Q’15	2Q’15	3Q’14
Institutional Clients Group
Counterparty CVA(1)	$(23)	$(29)	$(25)
Asset FVA	(155)	92	(436)
Own-Credit CVA(1)	95	20	27
Liability FVA	42	(12)	6
Derivatives CVA(1)	$(40)	$71	$(427)
DVA on Citi Liabilities at Fair Value	262	232	111
Total Institutional Clients Group CVA / DVA	$221	$303	$(316)

Citi Holdings
Counterparty CVA(1)	(9)	8	0
Asset FVA	(22)	2	(44)
Own-Credit CVA(1)	2	0	(12)
Liability FVA	2	(0)	0
Derivatives CVA(1)	$(27)	$10	$(55)
DVA on Citi Liabilities at Fair Value	2	(1)	1
Total Citi Holdings CVA / DVA	$(25)	$9	$(55)
Total Citigroup CVA / DVA	$196	$312	$(371)

Note:  Totals may not sum due to rounding.

(1)  Net of hedges.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

Citigroup
($ in millions, except per share amounts)	3Q’15	2Q’15	3Q’14	YTD’15
Reported Revenues (GAAP)	$18,692	$19,470	$19,689	$57,898
Impact of:
CVA / DVA	196	312	(371)	435
Adjusted Revenues	$18,496	$19,158	$20,060	$57,463
Impact of:
FX Translation	—	(367)	(1,105)	—
Adjusted Revenues in Constant Dollars	$18,496	$18,791	$18,955	$57,463

Reported Expenses (GAAP)	$10,669	$10,928	$12,955	$32,481
Impact of:
FX Translation	—	(210)	(759)	—
Expenses in Constant Dollars	$10,669	$10,718	$12,196	$32,481

Reported Cost of Credit (GAAP)	$1,836	$1,648	$1,750	$5,399

Reported Net Income (GAAP)	$4,291	$4,846	$2,841	$13,907
Impact of:
CVA / DVA	127	196	(228)	276
Adjusted Net Income	$4,164	$4,650	$3,069	$13,631
Preferred Dividends	174	202	128	504
Adjusted Net Income to Common	$3,990	$4,448	$2,941	$13,127
Reported EPS (GAAP)	$1.35	$1.51	$0.88	$4.38
Impact of:
CVA / DVA	0.04	0.06	(0.08)	0.09
Adjusted EPS	$1.31	$1.45	$0.95	$4.29

Average Assets ($B)	$1,818	$1,840	$1,895	$1,837

Adjusted ROA	0.91%	1.01%	0.64%	0.99%

Average TCE	$178,538	$176,538	$173,039	$175,881

Adjusted ROTCE	8.9%	10.1%	6.7%	10.0%

Note:  Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Adjusted Items (Cont.)

Citicorp
($ in millions)	3Q’15	2Q’15	3Q’14
Reported Revenues (GAAP)	$17,275	$17,797	$17,619
Impact of:
CVA / DVA	221	303	(316)
Adjusted Revenues	$17,054	$17,494	$17,935
Impact of:
FX Translation	—	(353)	(994)
Adjusted Revenues in Constant Dollars	$17,054	$17,141	$16,941

Reported Expenses (GAAP)	$9,524	$9,824	$11,609
Impact of:
FX Translation	—	(204)	(698)
Expenses in Constant Dollars	$9,524	$9,620	$10,911

Reported Net Income (GAAP)	$4,260	$4,683	$2,629
Impact of:
CVA / DVA	143	190	(194)
Adjusted Net Income	$4,117	$4,493	$2,823

Institutional Clients Group
($ in millions)	3Q’15	2Q’15	3Q’14
Reported Revenues (GAAP)	$8,597	$8,878	$8,336
Impact of:
CVA / DVA	221	303	(316)
Adjusted Revenues	$8,376	$8,575	$8,652

Reported Net Income (GAAP)	$2,416	$2,820	$2,301
Impact of:
CVA / DVA	143	190	(194)
Adjusted Net Income	$2,273	$2,630	$2,495

Citi Holdings
($ in millions)	3Q’15	2Q’15	3Q’14
Reported Revenues (GAAP)	$1,417	$1,673	$2,070
Impact of:
CVA / DVA	(25)	9	(55)
Adjusted Revenues	$1,442	$1,664	$2,125

Reported Net Income (GAAP)	$31	$163	$212
Impact of:
CVA / DVA	(16)	6	(34)
Adjusted Net Income	$47	$157	$246

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation

Citigroup
($ in billions)	3Q’15	2Q’15	3Q’14
Reported EOP Loans	$622	$632	$654
Impact of FX Translation	—	(10)	(28)
EOP Loans in Constant Dollars	$622	$622	$626

Reported EOP Deposits	$904	$908	$943
Impact of FX Translation	—	(13)	(41)
EOP Deposits in Constant Dollars	$904	$895	$902

Citicorp
($ in billions)	3Q’15	2Q’15	3Q’14
Reported EOP Loans	$567	$573	$569
Impact of FX Translation	—	(10)	(27)
EOP Loans in Constant Dollars	$567	$563	$542

Reported EOP Deposits	$897	$900	$898
Impact of FX Translation	—	(14)	(39)
EOP Deposits in Constant Dollars	$897	$887	$859

Global Consumer Banking
($ in billions)	3Q’15	2Q’15	3Q’14
Reported EOP Loans	$278	$284	$292
Impact of FX Translation	—	(7)	(18)
EOP Loans in Constant Dollars	$278	$277	$274

Reported EOP Deposits	$297	$305	$306
Impact of FX Translation	—	(6)	(15)
EOP Deposits in Constant Dollars	$297	$299	$291

Institutional Clients Group
($ in billions)	3Q’15	2Q’15	3Q’14
Reported Average Loans	$288	$284	$278
Impact of FX Translation	—	(1)	(9)
Average Loans in Constant Dollars	$288	$283	$269

Reported EOP Deposits	$595	$588	$563
Impact of FX Translation	—	(7)	(23)
EOP Deposits in Constant Dollars	$595	$581	$540

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Cont.)

Int’l Consumer Banking
($ in millions)	3Q’15	2Q’15	3Q’14
Reported Revenues	$3,639	$3,726	$4,205
Impact of FX Translation	—	(219)	(633)
Revenues in Constant Dollars	$3,639	$3,507	$3,572

Reported Expenses	$2,213	$2,351	$2,564
Impact of FX Translation	—	(123)	(369)
Expenses in Constant Dollars	$2,213	$2,228	$2,195

Reported Credit Costs	$548	$596	$647
Impact of FX Translation	—	(44)	(134)
Credit Costs in Constant Dollars	$548	$552	$513

Reported Net Income	$612	$557	$702
Impact of FX Translation	—	(33)	(81)
Net Income in Constant Dollars	$612	$524	$621

Latin America Consumer Banking
($ in millions)	3Q’15	2Q’15	3Q’14
Reported Revenues	$1,923	$1,848	$2,172
Impact of FX Translation	—	(145)	(433)
Revenues in Constant Dollars	$1,923	$1,703	$1,739

Reported Expenses	$1,080	$1,162	$1,272
Impact of FX Translation	—	(71)	(234)
Expenses in Constant Dollars	$1,080	$1,091	$1,038

Asia Consumer Banking(1)
($ in millions)	3Q’15	2Q’15	3Q’14
Reported Revenues	$1,716	$1,878	$2,033
Impact of FX Translation	—	(74)	(200)
Revenues in Constant Dollars	$1,716	$1,804	$1,833

Reported Expenses	$1,133	$1,189	$1,292
Impact of FX Translation	—	(52)	(135)
Expenses in Constant Dollars	$1,133	$1,137	$1,157

(1) For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions
($ in millions)	3Q’15	2Q’15	3Q’14
Reported Revenues	$1,933	$1,955	$1,934
Impact of FX Translation	—	(38)	(124)
Revenues in Constant Dollars	$1,933	$1,917	$1,810

Corporate Lending(1)
($ in millions)	3Q’15	2Q’15	3Q’14
Reported Revenues	$403	$445	$444
Impact of FX Translation	—	(7)	(26)
Revenues in Constant Dollars	$403	$438	$418

(1) Excludes gain / (loss) on hedges related to accrual loans.

Securities Services
($ in millions)	3Q’15	2Q’15	3Q’14
Reported Revenues	$513	$557	$534
Impact of FX Translation	—	(16)	(56)
Revenues in Constant Dollars	$513	$541	$478

Appendix D: Non-GAAP Financial Measures - Common Equity Tier 1 Capital Ratio and Components(1),(2)

($ in millions)	9/30/2015(3)	6/30/2015	9/30/2014

Citigroup Common Stockholders’ Equity(4)	$205,772	$205,610	$203,077
Add: Qualifying noncontrolling interests	147	146	172
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(5)	(542)	(731)	(979)
Cumulative unrealized net gain related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(6)	717	474	193
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(7)	21,732	22,312	23,678
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,911	4,153	4,307
Defined benefit pension plan net assets	904	815	1,179
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	23,295	23,760	24,654
Excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(8)	9,451	9,538	11,670

Common Equity Tier 1 Capital (CET1)	$146,451	$145,435	$138,547

Risk-Weighted Assets (RWA)	$1,257,537	$1,278,593	$1,301,660

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.6%	11.4%	10.6%

(1)

Citi’s Common Equity Tier 1 Capital ratio and related components reflect full implementation of the U.S. Basel III rules. Risk-weighted assets are based on the Basel III Advanced Approaches for determining total risk-weighted assets.

(2)	Certain reclassifications have been made to the prior periods’ presentation to conform to the current period’s presentation.
(3)	Preliminary.
(4)	Excludes issuance costs related to preferred stock outstanding in accordance with Federal Reserve Board regulatory reporting requirements.
(5)

Citi’s Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(6)

The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own-credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital.

(7)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.
(8)

Assets subject to the 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. At September 30, 2015 and June 30, 2015, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation, while at September 30, 2014, the deduction related to all three assets which exceeded both the 10% and 15% limitations.

Appendix E: Non-GAAP Financial Measures - Tangible Book Value Per Share

($ in millions, except per share amount)	9/30/2015(1)
Total Citigroup Stockholders’ Equity	$220,848
Less: Preferred Stock	15,218
Common Equity	$205,630
Less:
Goodwill	22,444
Intangible Assets (other than MSRs)	3,880
Goodwill and Intangible Assets (other than MSRs) related to Assets Held-for-Sale	345
Tangible Common Equity (TCE)	$178,961

Common Shares Outstanding (CSO)	2,979

Tangible Book Value Per Share (TCE / CSO)	$60.07

(1)  Preliminary.

(1) Credit Valuation Adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges; Funding Valuation Adjustments (FVA) on derivatives; and Debt Valuation Adjustments (DVA) on Citigroup’s fair value option liabilities (collectively referred to as CVA/DVA). See Appendix A. Citigroup’s results of operations excluding the impact of CVA/DVA are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

(2) Preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio under the U.S. Basel III rules, on a fully-implemented basis, is a non-GAAP financial measure. Citigroup’s CET1 Capital ratio and related components are subject to, among other things, ongoing regulatory supervision, including review and approval of Citi’s credit, market and operational risk models, additional refinements, modifications or enhancements (whether required or otherwise) to these models and any further implementation guidance in the U.S. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix D.

(3) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR) under the U.S. Basel III rules, on a fully-implemented basis, is a non-GAAP financial measure. Citigroup’s SLR represents the ratio of Tier 1 Capital to Total Leverage Exposure (TLE). TLE is the sum of the daily average of on-balance sheet assets for the quarter and the average of certain off-balance sheet exposures calculated as of the last day of each month in the quarter, less applicable Tier 1 Capital deductions. Citigroup’s SLR and related components are subject to, among other things, ongoing regulatory supervision and any further implementation guidance in the U.S.

(4) Preliminary. Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(5) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices B and C.

(6) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate accrual loan portfolio. The fixed premium cost of these hedges is included in (netted against) the core lending revenues to reflect the cost of the credit protection. Results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures.